REPORT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM


Shareholders and Board of Trustees
Z-Seven Fund, Inc.
Mesa, Arizona


In planning and performing our audit of the
financial statements of Z-Seven Fund, Inc.,
for the year ended December 31, 2006, in
accordance with the standards of the Public
Company Accounting Oversight Board
(United States), we considered its internal
control over financial reporting, including
control activities for safeguarding securities,
as a basis for designing our auditing procedures
for the purpose of expressing our opinion on
the financial statements and to comply with
the requirements of Form N-SAR, but not for the
purpose of expressing an opinion on the
effectiveness of the Funds internal control
over financial reporting.   Accordingly, we
express no such opinion.

The management of the Fund is responsible for
establishing and maintaining effective internal
control over financial reporting.   In
fulfilling this responsibility, estimates
and judgments by management are required to
assess the expected benefits and related costs
of controls.   A companys internal control
over financial reporting is a process designed
to provide reasonable assurance regarding the
reliability of financial reporting and the
preparation of financial statements for
external purposes in accordance with accounting
principles generally accepted in the United States
of America.   Such internal control includes
policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a companys assets that could have a material effect on the financial statements.

Because of inherent limitations, internal control
over financial reporting may not prevent or detect
misstatements.   Also, projections of any evaluation
of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A control deficiency exists when the design or
operation of a control does not allow management
or employees, in the normal course of performing
their assigned functions, to prevent or detect
misstatements on a timely basis.   A significant
deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the companys ability to initiate, authorize, record, process or report financial data reliably in accordance with accounting principles generally accepted in the United States of America such that there is more than a remote likelihood that a misstatement of the companys annual or interim financial statements that is more than inconsequential will not be prevented or detected.
A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Our consideration of the Funds internal control
over financial reporting was for the limited
purpose described in the first paragraph and
would not necessarily disclose all deficiencies
in internal control that might be significant
deficiencies or material weaknesses under standards
established by the Public Company Accounting
Oversight Board (United States).   However, we
noted no deficiencies in the Funds internal control over financial reporting and its operation, including controls for safeguarding securities, which we consider to be material weaknesses, as defined above, as of December 31, 2006.

This report is intended solely for the information and use of management, Shareholders and Board of Trustees of Z-Seven Fund, Inc. and the Securities and Exchange Commission, and is not intended to be and should not be used by anyone other than these specified parties.


TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
February 16, 2007